The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-877-858-5407.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus may be based on preliminary assumptions about the pool assets and the structure. Any such assumptions are subject to change.

The information in this free writing prospectus may reflect parameters, metrics or scenarios specifically requested by you. If so, prior to the time of your commitment to purchase, you should request updated information based on any parameters, metrics or scenarios specifically required by you.

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the asset-backed securities referred to in this free writing prospectus and to solicit an indication of your interest in purchasing such securities, when, as and if issued.  Any such indication of interest will not constitute a contractual commitment by you to purchase any of the securities. You may withdraw your indication of interest at any time

ISCHUS CAPITAL MGT STRESS RUNS	M-3
NO PREPAY STRESS
*Please note the following has not been tied out by the accountants
	Min 0
Fwd LIBOR/Swap Shift	-200 bp	bp	200 bp
Prepay	1.00x Base Case	1.00x Base Case	1.00x Base Case

Loss Severity: 40%
Recovery Delay: 12 months
% Cum Loss Yield Break	16.11	16.48	16.75
CDR - Yield Break	17.97	18.57	19.03
% Cum Loss 1st $ Principal Loss	15.60	15.68	15.68
CDR - 1st $ Principal Loss	17.14	17.26	17.24

Loss Severity: 50%	Do NOT explicitly calc. Interpolate please.
Recovery Delay: 12 months
% Cum Loss Yield Break	16.77	17.02	17.15
CDR - Yield Break	14.70	15.05	15.27
% Cum Loss 1st $ Principal Loss	16.20	16.14	15.96
CDR - 1st $ Principal Loss	14.02	13.99	13.83

Loss Severity: 60%
Recovery Delay: 12 months
% Cum Loss Yield Break	17.43	17.56	17.55
CDR - Yield Break	11.43	11.53	11.51
% Cum Loss 1st $ Principal Loss	16.81	16.59	16.25
CDR - 1st $ Principal Loss	10.90	10.71	10.42

Loss Severity: 40%
Recovery Delay: 12 months. NO ADVANCE
% Cum Loss Yield Break	14.16	14.27	14.30
CDR - Yield Break	14.92	15.08	15.12
% Cum Loss 1st $ Principal Loss	13.68	13.53	13.29
CDR - 1st $ Principal Loss	14.22	14.00	13.66

Loss Severity: 50%	Do NOT explicitly calc. Interpolate please.
Recovery Delay: 12 months. NO ADVANCE
% Cum Loss Yield Break	14.99	15.03	14.95
CDR - Yield Break	12.50	12.56	12.51
% Cum Loss 1st $ Principal Loss	14.45	14.20	13.85
CDR - 1st $ Principal Loss	11.91	11.66	11.31

Loss Severity: 60%
Recovery Delay: 12 months. NO ADVANCE
% Cum Loss Yield Break	15.82	15.78	15.60
CDR - Yield Break	10.08	10.04	9.89
% Cum Loss 1st $ Principal Loss	15.22	14.88	14.41
CDR - 1st $ Principal Loss	9.6	9.32	8.95

PREPAY STRESS

Fwd LIBOR/Swap Shift	-200 bp	bp	200 bp
Prepay	2.00x Base Case	1.00x Base Case	0.50x Base Case

Loss Severity: 50%
Recovery Delay: 12 months
% Cum Loss Yield Break	12.65	17.11	21.97
CDR - Yield Break	19.05	14.23	10.92
% Cum Loss 1st $ Principal Loss	12.29	16.23	20.57
CDR - 1st $ Principal Loss	18.43	13.23	9.82

Loss Severity: 50%
Recovery Delay: 12 months. NO ADVANCE
% Cum Loss Yield Break	11.35	15.13	19.23
CDR - Yield Break	16.81	12.05	8.84
% Cum Loss 1st $ Principal Loss	11.02	14.30	17.91
CDR - 1st $ Principal Loss	16.25	11.18	7.95

Citigroup Global Markets Inc.

The information, models and/or assumptions contained herein (the “Information”) is for informational purposes only.  The Information is preliminary, subject to change or modification without notice, and may be incomplete or condensed.  The Information constitutes a judgment only as of the dates specified.  No representation or warranty is made as to the accuracy, completeness or reasonableness of the Information.  The Information supersedes any prior information.  The Information will be superseded in its entirety by the final offering document.  Any investment decision should be based only upon the information in the final offering document.  No sale of the securities may be consummated unless preceded or accompanied by the final offering document.  The Information is not an offer to enter into any transaction, or a commitment to enter into any transaction.  All analyses are based on certain assumptions and different assumptions could yield substantially different results. The Information may not reflect actual conditions. You are cautioned that there is no universally accepted method for analyzing financial instruments.  The results obtained through the use of a model are highly dependent upon the value of the given inputs and, consequently, a model and any results derived therefrom may not predict actual results.  There is no guarantee of any actual result. Citigroup Global Markets Inc. or its affiliates (together, “CGM”) or their officers, directors, analysts or employees may have positions in the securities or derivative instruments thereon referred to herein, and may, as principal or agent, buy or sell such securities or derivative instruments.  In addition, CGM may make a market in the securities. CGM is not acting as your advisor or agent.  The decision to adopt any strategy remains your responsibility.  Therefore, prior to entering into any transaction, you should determine, without reliance upon CGM or its affiliates, the economic risks and merits, as well as the legal, tax and accounting characterizations and consequences of the transaction, and independently determine that you are able to assume these risks. In this regard, by acceptance of these materials, you acknowledge that you have been advised that (a) CGM is not in the business of providing legal, tax or accounting advice, (b) you understand that there may be legal, tax or accounting risks associated with the transaction, (c) you should receive legal, tax and accounting advice from advisors with appropriate expertise to assess relevant risks, and (d) you should apprise senior management in your organization as to the legal, tax and accounting advice (and, if applicable, risks) associated with this transaction and CGM's disclaimers as to these matters.

ISCHUS CAPITAL MGT STRESS RUNS	M-9
NO PREPAY STRESS
*Please note the following has not been tied out by the accountants
	Min 0
Fwd LIBOR/Swap Shift	-200 bp	bp	200 bp
Prepay	1.00x Base Case	1.00x Base Case	1.00x Base Case

Loss Severity: 40%
Recovery Delay: 12 months
% Cum Loss Yield Break	10.29	10.19	9.98
CDR - Yield Break	9.77	9.65	9.39
% Cum Loss 1st $ Principal Loss	9.62	9.35	9.10
CDR - 1st $ Principal Loss	8.98	8.66	8.37

Loss Severity: 50%	Do NOT explicitly calc. Interpolate please.
Recovery Delay: 12 months
% Cum Loss Yield Break	10.69	10.94	10.17
CDR - Yield Break	8.15	6.43	7.71
% Cum Loss 1st $ Principal Loss	9.96	10.08	9.26
CDR - 1st $ Principal Loss	7.49	5.84	6.89

Loss Severity: 60%
Recovery Delay: 12 months
% Cum Loss Yield Break	11.08	10.79	10.35
CDR - Yield Break	6.53	6.32	6.02
% Cum Loss 1st $ Principal Loss	10.31	9.84	9.43
CDR - 1st $ Principal Loss	6.00	5.68	5.40

Loss Severity: 40%
Recovery Delay: 12 months. NO ADVANCE
% Cum Loss Yield Break	8.98	8.75	8.43
CDR - Yield Break	8.25	7.98	7.63
% Cum Loss 1st $ Principal Loss	8.38	8.03	7.72
CDR - 1st $ Principal Loss	7.58	7.20	6.87

Loss Severity: 50%	Do NOT explicitly calc. Interpolate please.
Recovery Delay: 12 months. NO ADVANCE
% Cum Loss Yield Break	9.50	9.20	8.80
CDR - Yield Break	7.03	6.77	6.43
% Cum Loss 1st $ Principal Loss	8.84	8.42	8.05
CDR - 1st $ Principal Loss	6.46	6.10	5.80

Loss Severity: 60%
Recovery Delay: 12 months. NO ADVANCE
% Cum Loss Yield Break	10.03	9.65	9.17
CDR - Yield Break	5.81	5.55	5.23
% Cum Loss 1st $ Principal Loss	9.31	8.81	8.38
CDR - 1st $ Principal Loss	5.33	5.00	4.72

PREPAY STRESS

Fwd LIBOR/Swap Shift	-200 bp	bp	200 bp
Prepay	2.00x Base Case	1.00x Base Case	0.50x Base Case

Loss Severity: 50%
Recovery Delay: 12 months
% Cum Loss Yield Break	5.71	10.53	16.03
CDR - Yield Break	7.86	7.63	6.79
% Cum Loss 1st $ Principal Loss	5.26	9.64	14.65
CDR - 1st $ Principal Loss	7.21	6.86	6.00

Loss Severity: 50%
Recovery Delay: 12 months. NO ADVANCE
% Cum Loss Yield Break	5.09	9.27	14.05
CDR - Yield Break	6.96	6.55	5.67
% Cum Loss 1st $ Principal Loss	4.70	8.48	12.78
CDR - 1st $ Principal Loss	6.39	5.90	5.01

Citigroup Global Markets Inc.

The information, models and/or assumptions contained herein (the “Information”) is for informational purposes only.  The Information is preliminary, subject to change or modification without notice, and may be incomplete or condensed.  The Information constitutes a judgment only as of the dates specified.  No representation or warranty is made as to the accuracy, completeness or reasonableness of the Information.  The Information supersedes any prior information.  The Information will be superseded in its entirety by the final offering document.  Any investment decision should be based only upon the information in the final offering document.  No sale of the securities may be consummated unless preceded or accompanied by the final offering document.  The Information is not an offer to enter into any transaction, or a commitment to enter into any transaction.  All analyses are based on certain assumptions and different assumptions could yield substantially different results. The Information may not reflect actual conditions. You are cautioned that there is no universally accepted method for analyzing financial instruments.  The results obtained through the use of a model are highly dependent upon the value of the given inputs and, consequently, a model and any results derived therefrom may not predict actual results.  There is no guarantee of any actual result. Citigroup Global Markets Inc. or its affiliates (together, “CGM”) or their officers, directors, analysts or employees may have positions in the securities or derivative instruments thereon referred to herein, and may, as principal or agent, buy or sell such securities or derivative instruments.  In addition, CGM may make a market in the securities. CGM is not acting as your advisor or agent.  The decision to adopt any strategy remains your responsibility.  Therefore, prior to entering into any transaction, you should determine, without reliance upon CGM or its affiliates, the economic risks and merits, as well as the legal, tax and accounting characterizations and consequences of the transaction, and independently determine that you are able to assume these risks. In this regard, by acceptance of these materials, you acknowledge that you have been advised that (a) CGM is not in the business of providing legal, tax or accounting advice, (b) you understand that there may be legal, tax or accounting risks associated with the transaction, (c) you should receive legal, tax and accounting advice from advisors with appropriate expertise to assess relevant risks, and (d) you should apprise senior management in your organization as to the legal, tax and accounting advice (and, if applicable, risks) associated with this transaction and CGM's disclaimers as to these matters.